Exhibit 10.36

FIRST AMENDMENT TO THE
LITTELFUSE, INC.
LONG-TERM INCENTIVE PLAN

This First Amendment to the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), is made and entered into effective as of the 27th day of July, 2012, by Littelfuse, Inc. (the “Company”).

Section 16 of the Plan will be replaced in its entirety with the following:

“The Corporation shall have the power and the right to deduct or withhold from amounts due to the Participant by the Corporation, or require a Participant to remit to the Corporation as a condition of any Award, an amount (in case or in kind, subject to the approval of the Corporation) equal to the minimum Federal, State and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished as set forth in Section 6.5 and 7.4.”

Except as specifically amended hereby, the Plan shall remain in full force and effect.  All capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this First Amendment.

LITTELFUSE, INC.

By:	/s/ Ryan K. Stafford
Ryan K. Stafford
General Counsel & Vice President of Human Resources